Exhibit 10.4

CARNIVAL CORPORATION
2011 STOCK PLAN
FORM OF EXECUTIVE RESTRICTED STOCK AGREEMENT

THIS EXECUTIVE RESTRICTED STOCK AGREEMENT (this “Agreement”) shall apply to any award of Restricted Stock granted to employees of Carnival Corporation, a corporation organized under the laws of the Repub`lic of Panama, (the “Company”) or employees of an Affiliate, on or after [DATE] under the Carnival Corporation 2011 Stock Plan (the “Plan”) that are evidenced by a Grant Certificate that specifically refers to this Agreement (the “Grant Certificate”).

1. Grant of Restricted Stock.
Subject to the terms and conditions set forth in the Grant Certificate, the Plan and in this Agreement, the Company hereby grants to the individual named in the Grant Certificate (“Executive”) a Restricted Stock Award consisting of that number of Shares set forth in the Grant Certificate (the “Restricted Stock”). The Restricted Stock is subject to the restrictions described herein, including forfeiture under the circumstances described in Section 5 hereof (the “Restrictions”). The Restrictions shall lapse and the Restricted Stock shall become nonforfeitable in accordance with Section 3 and Section 5 hereof.
2. Incorporation by Reference, Etc.
The provisions of the Plan and the Grant Certificate are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement and the Grant Certificate shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms not otherwise defined in this Agreement or the Grant Certificate shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan, this Agreement and the Grant Certificate, and to make any and all determinations under them, and its decision shall be binding and conclusive upon Executive and his legal representative in respect of any questions arising under the Plan, this Agreement or the Grant Certificate.
3. Lapse of Restriction.
Except as otherwise provided in Section 5 hereof, the Restrictions with respect to the Restricted Stock shall lapse on the third anniversary of the Grant Date specified in the Grant Certificate (the “Grant Date”). Notwithstanding the foregoing, the Committee shall have the authority to remove the Restrictions on the Restricted Stock whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the Grant Date, such action is appropriate.
Any shares of Restricted Stock for which the Restrictions have lapsed or been removed shall be referred to hereunder as “released Restricted Stock.”

4. Share Issuance.
Certificates or book entries evidencing the Restricted Stock shall be issued by the Company and shall be registered in Executive’s name on the stock transfer books of the Company promptly after the date hereof. Subject to Section 6 hereof, the certificates or book-entry evidencing the Restricted Stock shall remain in the custody and/or subject to the control of the Company at all times prior to the date such Restricted Stock becomes released Restricted Stock. Pending the release of the Restrictions, the Committee may require Executive to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock.
5. Effect of Termination of Employment.
(a)    Upon the termination of Executive’s employment with the Combined Group or an Affiliate, the Restrictions on the unreleased Restricted Stock shall be released according to the following:
(i)    In the event Executive’s employment terminates by reason of death or Disability, the Restrictions on the Restricted Stock shall lapse on the date of Executive’s death or Disability and the Restricted Stock shall become released Restricted Stock.
(ii)     In the event Executive’s employment is terminated by the Combined Group and its Affiliates other than for Cause (as defined below) (and other than by reason of Disability), the Restrictions on the Restricted Stock shall lapse (and the Restricted Stock shall vest and become released Restricted Stock) in accordance with the schedule set forth in Section 3 (without regard to the requirement that Executive remain employed by a member of the Combined Group or an Affiliate); provided, that all unreleased Restricted Stock issued hereunder and all rights under this Agreement shall be forfeited upon Executive’s violation of the provisions of Section 10 (Non-competition) or Section 11 (Non-disclosure) of this Agreement.
(iii)     In the event Executive voluntarily terminates employment as a direct result of Executive being diagnosed with a terminal medical condition, the Restrictions on the Restricted Stock shall lapse (and the Restricted Stock shall vest and become released Restricted Stock) on the earlier of Executive’s death or the schedule set forth in Section 3; provided, that all unreleased Restricted Stock issued hereunder and all rights under this Agreement shall be forfeited upon Executive’s violation of the provisions of Section 10 (Non-competition) or Section 11 (Non-disclosure) of this Agreement.
(b)     In the event Executive attains Retirement Age while in the employ of the Combined Group or an Affiliate and becomes subject to income tax withholding obligations as a direct result thereof, the Restrictions on 50% of the Restricted Stock shall lapse (and such portion of the Restricted Stock shall vest and become released Restricted Stock) on the date Executive attains Retirement Age. The Restrictions on the remaining 50% of Restricted Stock shall lapse in accordance with the schedule set forth in Section 3.
(c)     Notwithstanding anything herein to the contrary, but subject to Section 5(a) above, no release of Restricted Stock shall be made, and all unreleased Restricted Stock issued hereunder and all rights under this Agreement shall be forfeited, if any of the following events shall occur:

(i)    Executive’s employment with the Combined Group or an Affiliate is terminated for Cause;
(ii)    Executive voluntarily terminates employment with the Combined Group and its Affiliates prior to attaining Retirement Age unless such voluntary termination is directly related to death, Disability or Executive being diagnosed with a terminal medical condition;
(iii)    Executive shall engage in competition, as more particularly described in Section 10 hereof, in violation of the provisions of Section 10, either (A) during the term of his employment with the Combined Group and its Affiliates; (B) following Executive’s voluntary termination of his employment with the Combined Group and its Affiliates; or (C) following the termination by the Combined Group and its Affiliates of Executive’s employment for any reason; or
(iv)    Executive violates the nondisclosure provisions set forth in Section 11 hereof.
(d)    Following Executive’s termination of employment with the Combined Group or an Affiliate for any reason, Executive (or Executive’s beneficiary, if applicable) must provide for all released Restricted Stock (including those Shares released pursuant to this Agreement as well as any Shares released under any other similar agreement, whether on account of termination or previously released in connection with the vesting terms of such similar agreement) to be liquidated or transferred to a third party broker after all required documentation and tax withholding guidance is received no later than six months following the later of (i) Executive’s date of termination or (ii) the latest date on which restrictions lapse with respect to the Shares (whether under this Agreement or a similar agreement) occurring following Executive’s termination. If Executive (or Executive’s beneficiary, as applicable) fails to liquidate or transfer the Shares prior to the end of the applicable six month period, the Company is hereby authorized and directed by Executive to either, in the Company’s discretion: (i) sell any such remaining Shares on Executive’s (or Executive’s beneficiary’s) behalf on the next trading date following the end of such period on which the Company is not prohibited from selling such Shares; or (ii) to transfer such Shares to the Company’s stock transfer agent for registration in Executive’s (or Executive’s beneficiary’s) name. The Company will not be responsible for any gain or loss or taxes incurred with respect to the released Restricted Stock in connection with such liquidation or transfer.

6. Rights as a Shareholder.
Executive shall not be deemed for any purpose to be the owner of any Restricted Stock unless and until (i) the Company shall have issued the Restricted Stock in accordance with Section 4 hereof and (ii) Executive’s name shall have been entered as a stockholder of record with respect to the Restricted Stock on the books of the Company. Upon the fulfillment of the conditions in (i) and (ii) of this Section 6, Executive shall be the record owner of the Restricted Stock unless and until such shares are forfeited pursuant to Section 5 hereof or sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights and rights to receive currently the dividends, if any, with respect to the Restricted Stock; provided, that the Restricted Stock shall be subject to the limitations on transfer and encumbrance set forth in this Agreement. As soon as practicable following the lapse or removal of Restrictions on any Restricted Stock, the Company shall deliver the released Restricted Stock to Executive with the restrictive legend removed. In the event the Restricted Stock is forfeited pursuant to Section 5 hereof, Executive’s name shall be removed from the stock transfer books of the Company and all rights of Executive to such shares and as a stockholder with respect thereto, including, but not limited to, the right to any cash dividends and stock dividends, shall terminate without further obligation on the part of the Company.
7. Restrictive Legend; Compliance with Legal Requirements.
All certificates or book entries representing Restricted Stock shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:
TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE CARNIVAL CORPORATION 2011 STOCK PLAN, AS AMENDED FROM TIME TO TIME, A GRANT CERTIFICATE BETWEEN CARNIVAL CORPORATION AND EXECUTIVE, AND AN EXECUTIVE RESTRICTED STOCK AGREEMENT, COPIES OF SUCH PLAN, GRANT CERTIFICATE AND AGREEMENT ARE ON FILE AT THE OFFICES OF CARNIVAL CORPORATION.
The granting and delivery of the Restricted Stock, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. If the delivery of the Restricted Stock would be prohibited by law or the Company’s dealing rules, the delivery shall be delayed until the earliest date on which the delivery would not be so prohibited. Upon the expiration of the Restricted Period of any Restricted Stock, Executive agrees to enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with the Plan or this Agreement.
8. Transferability.
The Restricted Stock may not, at any time prior to becoming released Restricted Stock, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Executive, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. Notwithstanding the foregoing, unreleased Restricted Stock may be transferred by Executive, without consideration, to a Permitted Transferee in accordance with Section 15(b) of the Plan.
9. Withholding; Section 83(b) Election.
All distributions under the Plan are subject to withholding of all applicable federal, state, local and foreign taxes, and the Committee may condition the grant and/or delivery of Restricted Stock on satisfaction of the applicable withholding obligations. The Company, Carnival plc or any Affiliate of the Company or Carnival plc has the right, but not the obligation, to withhold or retain any Restricted Stock or other property deliverable to Executive in connection with the Award of Restricted Stock or from any compensation or other amounts owing to Executive the amount (in cash, Shares or other property) of any required tax withholding in respect of the Restricted Stock and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Executive may make an election pursuant to Section 83(b) of the Code in respect of the Restricted Stock and, if he does so, he shall timely notify the Company of such election and send the Company a copy thereof.

Executive shall be solely responsible for properly and timely completing and filing any such election.

10. Non-Competition.
The services of Executive are unique, extraordinary and essential to the business of the Combined Group or its Affiliate, particularly in view of Executive’s access to the Combined Group’s or its Affiliates’ confidential information and trade secrets. Accordingly, in consideration of the Restricted Stock awarded hereunder, Executive agrees that he will not, without the prior written approval of the Board, at any time during the term of his employment with the Combined Group or its Affiliates and (except as provided below) for the then remaining duration of the Restricted Period on the Restricted Stock, if any, following the date on which Executive’s employment with the Combined Group and its Affiliates terminates, directly or indirectly, within the cruise industry wherever located, engage in any business activity directly or indirectly competitive with the business of the Combined Group or its Affiliates, or serve as an officer, director, owner, consultant, or employee of any organization then in competition with the Combined Group or its Affiliates. In addition, Executive agrees that during such Restricted Period following his employment with the Combined Group or its Affiliates, he will not solicit, either directly or indirectly, any employee of the Combined Group or its Affiliates, or their respective subsidiaries or divisions, who was such at the time of Executive’s separation from employment. In the event that the provisions of this Section 10 should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.
11. Non-Disclosure.
    Executive expressly agrees and understands that the Combined Group or its Affiliates own and/or control information and material which is not generally available to third parties and which the Combined Group or its Affiliates consider confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the ”Confidential Information”). Executive hereby acknowledges that each element of the Confidential Information constitutes a unique and valuable asset of the Combined Group or its Affiliates, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to the Combined Group or its Affiliates and its officers and agents other than in the ordinary course of business. Executive hereby acknowledges that disclosure of the Combined Group or its Affiliates’ Confidential Information to and/or use by anyone other than in the Combined Group’s or its Affiliates’ ordinary course of business would result in irreparable and continuing damage to the Combined Group or its Affiliates. Accordingly, Executive agrees to hold the Confidential Information in the strictest secrecy, and covenants that, during the term of his employment with Combined Group and its Affiliates (or any member of the Combined Group or its Affiliates) or at any time thereafter, he will not, without the prior written consent of the Board, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by himself or by any third parties, except in effecting Executive’s duties for the Combined Group or its Affiliates in the ordinary course of business. Executive agrees to keep all such records in connection with Executive’s employment as the Combined Group or its Affiliates may direct, and all such records shall be the sole and absolute property of the Combined Group or its Affiliates. Executive further agrees that, within five (5) days of the Combined Group or its Affiliates’ request, he shall surrender to the Combined Group or its Affiliates any and all documents, memoranda, books, papers, letters, price lists, notebooks, reports, logbooks, code books, salesmen records, customer lists, activity reports, video or audio recordings, computer programs and any and all other data and information and any and all copies thereof relating to the Combined Group or its Affiliates’ business or any Confidential Information. Notwithstanding the foregoing, nothing in this Agreement prohibits the Participant from voluntarily communicating, without notice to or approval by the Company, with any federal or state government agency about a potential violation of a federal or state law or regulation.
12. Clawback/Forfeiture.
Notwithstanding anything to the contrary contained herein, in the case of fraud, negligence, intentional or gross misconduct or other wrongdoing on the part of Executive (or any other event or circumstance set forth in any clawback policy implemented by the Company, including, without limitation, any clawback policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) that results in a material restatement of the Company’s issued financial statements, such Executive will be required to reimburse the Company for all or a portion, as determined by the Committee in its sole discretion, of any income or gain realized on the released Restricted Stock or the subsequent sale of shares of released Restricted Stock with respect to any fiscal year in which the Company’s financial results are negatively impacted by such restatement.  The Executive agrees to and shall be required to repay any such amount to the Company within 30 days after the Company demands repayment.  In addition, if the Company is required by law to include an additional “clawback” or “forfeiture” provision to outstanding awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or forfeiture provision shall also apply to this Agreement as if it had been included on the Date of Grant and the Company shall promptly notify the Executive of such additional provision.  In addition, if an Executive has engaged or is engaged in Detrimental Activity after the Executive’s employment or service with the Company or its subsidiaries has ceased, then the Executive, within 30 days after written demand by the Company, shall return any income or gain realized on the released Restricted Stock or the subsequent sale of shares of released Restricted Stocks.

13. Miscellaneous.

(a)    Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
(b)    Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to Executive, at Executive’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.
(c)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(d)    No Right to Continued Employment. Nothing in the Plan, the Grant Certificate or in this Agreement shall confer upon Executive any right to continue to serve in the employ of the Company or shall interfere with or restrict in any way the right of the Company, which are hereby expressly reserved, to remove, terminate or discharge Executive at any time for any reason whatsoever, with or without Cause. The rights and obligations of Executive under the terms and conditions of Executive’s office or employment shall not be affected by this Agreement or the Grant Certificate. Executive waives all and any rights to compensation and damages in consequence of the termination of Executive’s office or employment with any member of the Combined Group or any of its Affiliates for any reason whatsoever (whether lawfully or unlawfully) insofar as those rights arise, or may arise, from Executive’s ceasing to have rights under or Executive’s entitlement to the Restricted Stock under this Agreement as a result of such termination or from the loss or diminution in value of such rights or entitlements. In the event of conflict between the terms of this Section 13(d) and the Participant’s terms of employment, this Section will take precedence.
(e)    Beneficiary. The Executive may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives Executive, Executive’s estate shall be deemed to be Executive’s beneficiary.
(f)    Bound by Plan. By accepting the Restricted Stock award, Executive acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.
(g)    Successors. The terms of this Agreement and the Grant Certificate shall be binding upon and inure to the benefit of the Company, its successors and assigns, and on Executive and the beneficiaries, executors, administrators, heirs and successors of Executive.
(h)    Entire Agreement. This Agreement, the Grant Certificate and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent in accordance with the Plan.
(i)    Governing Law; JURY TRIAL WAIVER. This Agreement and the Grant Certificate shall be construed and interpreted in accordance with the laws of the State of Florida without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Florida. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT AND/OR THE GRANT CERTIFICATE IS LITIGATED OR HEARD IN ANY COURT.
(j)    Data Protection. By accepting the grant of the Restricted Stock Executive agrees and consents:
(i) to the collection, use, processing and transfer by the Company of certain personal information about Executive, including Executive’s name, home address and telephone number, date of birth, other employee information, details of the Restricted Stock granted to Executive (“Data”); and

(ii) to the Company transferring Data to any subsidiary or Affiliate of the Company for the purposes of implementing, administering and managing this Agreement; and
(iii) to the use of such Data by any person for such purposes; and
(iv) to the transfer to and retention of such Data by third parties in connection with such purposes.
(k)    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.